Exhibit 10.28

December 15, 2006

Martin Pidel

Via Email Delivery

Dear Martin,

We are pleased to offer you a full-time exempt position as Executive Vice President, International for LeapFrog Enterprises, Inc., effective on a date to be mutually agreed upon. You will be based out of our Emeryville office at 6401 Hollis Street, Suite 100. You will report to Jeffrey Katz, Chief Executive Officer and President.

LeapFrog offers an exciting challenge for professional and personal growth in a company with a demonstrated commitment to market leadership and excellence. LeapFrog offers a compensation package to reflect our belief in rewarding performance appropriately.

•	Base Salary: $250,000 on an annualized basis, less standard deductions and withholdings.

In addition, you will become eligible for the following benefits in accordance with Company policy as in effect from time to time:

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Signing Bonus: Signing bonus of $75,000, minus applicable taxes, payable through normal payroll process on first paycheck, and to be returned to LeapFrog on a pro-rata basis in the event you voluntarily resign within the first twelve (12) months of your employment with the company.

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Bonus: As per the 2007 Executive Bonus Plan, your annual bonus potential at the target bonus opportunity level is 50% of base pay earnings, based upon the company’s attainment of established financial goals and achievement of individual goals and objectives.

•	2006 Bonus: In addition for the 2006 bonus plan the Company will pay you $62,500 (0ne half of your annual target).

•	Group Health and 401(k) Benefits: Effective date for medical, dental, life, disability, AD&D insurance, and 401(k) is the first of the month following one month of continuous service.

•	Vacation Time: Accrual of four weeks of vacation per year.

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Expense Reimbursement: During your employment, you will be reimbursed by LeapFrog for ordinary and normal out-of-pocket expenses incurred in the course of your employment, in accordance with LeapFrog’s expense reimbursement policy and practice.

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Severance: In the event your employment is terminated by LeapFrog without Cause (as defined below), you will receive salary continuation equal to twelve (12) months of your then current base salary and reimbursement for any COBRA payments for medical and/or dental coverage made by you for a period of twelve (12) months following termination of employment (the “Severance Benefit”). As a precondition of giving you the Severance Benefits, the Company must first receive from you a signed general release of claims in the form required by the Company (the “Release”) and you must allow the Release to become effective.

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For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including (without limitation) your Proprietary Information and Inventions Agreement or (g) conduct by you that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause.

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Stock Options: The Compensation Committee of the Board of Directors will approve the grant of an option to you for the purchase of 75,000 shares of the company’s Class A Common Stock. All stock options are subject to approval by the Compensation Committee and/or the Board of Directors, the terms of the equity plan and the individual grant. 50% of these options shall have an exercise price equal to the closing fair market value of the Class A Common Stock on the trading prior to the date of the grant (“Fair Market Value”, as defined in our plans), 25% of these options will be priced at 133% of Fair Market Value, and 25% will be priced at 167% of Fair Market Value. The options shall vest over a four year period, or until your employment ends, as follows:

•	Twenty-five percent (25%) of the shares subject to the option shall vest at twelve (12) months after the hire date, and

•	1/36th of the remainder shall vest monthly thereafter for 36 consecutive months.

•	Annual Stock Option Program: Eligible to participate in the annual stock option program beginning in calendar year 2008, at the executive officer level.

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Relocation package: You will receive the relocation benefits set forth in the our Executive Homeowners Relocation package, a copy of which is enclosed (the “Executive Relocation Package”), and you will receive the following additional relocation related benefits:

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Mortgage Interest Subsidy: If you purchase a residence in the San Francisco Bay Area, the Company will pay you a monthly reimbursement equal to $3,000 per month for the first two years of home ownership and $2,000 per month for the third year. If you refinance and/or sell one California residence and purchase another in California, the amount of the Mortgage Interest Payments shall not be recalculated, but shall continue unaffected by such transaction. The Mortgage Interest Subsidy shall continue until and then terminate on the earliest to occur of (A) the termination of your employment with the Company, or (B) you are no longer making payments on a mortgage on your primary residence in the Bay Area, or (C) the third anniversary of the first day of your employment with the Company.

This letter simply outlines our compensation and benefits programs, which may be modified by the Company from time to time, and acceptance of this offer does not create a contractual obligation to continue your employment in the future. You will be employed “at will” by the Company and are subject to termination at any time, with or without cause or advance notice. You will also retain the right to terminate your employment at any time for any reason, with or without advance notice. Your employment will be subject to all of the Company policies as in effect from time to time. The employment at will relationship may not be modified except in writing signed by the President of the Company. The Company may change your position, duties, and work location from time to time as it deems necessary.

As a LeapFrog employee, you will be expected to abide by all Company rules and regulations, including the Company’s Code of Business Conduct and Ethics, and, as a condition of employment, will be required to read and sign an Employee Acknowledgement when you begin your employment with the Company. This offer of employment is contingent upon your submission and completion of I-9 documentation and a signed Employee Proprietary Information and Inventions Agreement along with the successful completion of any background and reference checks. On your first day, please bring with you two forms of I-9 acceptable documentation, and please bring a voided check if you would like direct deposit for your paycheck.

This offer is valid through December 19th, 2006 and a signed copy of this offer letter must be returned to my office by such date. The additional copy should be retained for your records. This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms described in this agreement, other than those changes expressly reserved to the Company’s discretion, require a written modification signed by you and the CEO of LeapFrog. If you have any questions regarding our offer, please contact me directly at 510/596-3411. Confidential Fax: 510/420-5005.

We are looking forward to establishing a mutually rewarding relationship with you and welcome your contribution to our company.

Sincerely,

/s/ Jeffrey G. Katz
Jeffrey G. Katz President and CEO

By signing below, you represent that you have read and agree to the terms of the above offer and agree to start your employment with LeapFrog on at date to be determined in 2006. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction which would be violated by your being employed with the Company or that in any way restricts your ability to perform services for the Company.

Signature:	/s/ Martin Pidel
Print Name:	Martin Pidel
Date:	December 16, 2006